Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Nicki Andalon
Vice-President & CFO
Qualstar Corporation
(805) 583-7744
nandalon@qualstar.com

QUALSTAR REPORTS RETIREMENT DATE OF CEO

SIMI VALLEY, Calif., March 27, 2012 — Qualstar® Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported that Mr. William J. Gervais, Chief Executive Officer, President and a member of the Board of Directors of Qualstar Corporation (the “Company”), notified the Board of Directors on March 21, 2012 that he will retire from the Company and tendered his resignation as a director and officer of the Company, to be effective as of June 15, 2012.

Mr. Gervais co-founded Qualstar in 1984 and has served as a director since its inception, as President since 1984, and as Chief Executive Officer and President since 2000.  Mr. Gervais will continue in his present positions until the effective date of his retirement and will assist in making a smooth transition to his successor.  He will also be available in the future on a consulting basis as needed.  The Board has commenced a search for a new Chief Executive Officer to replace Mr. Gervais.

The Board thanks Bill for his insightful knowledge and leadership since the Company’s founding 28 years ago, and wishes him the best of luck in his retirement.

About Qualstar Corporation
Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service.  More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.